Exhibit 21.1

Subsidiaries of Beam Therapeutics, Inc.

Entity	State or other Jurisdiction of Incorporation or Organization
Blink Therapeutics, Inc.	Delaware
Beam Therapeutics Securities Corporation	Massachusetts